                               PURCHASE AGREEMENT


                                 by and between


                         LANDMARK GRAPHICS CORPORATION,
                            a Delaware corporation,



                                      and


                       WESTERN ATLAS INTERNATIONAL, INC.,
                             a Delaware corporation





                           Dated as of March 29, 1996

                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.1       Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.2       Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE II PURCHASE AND SALE OF ASSETS; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         2.1       Purchase and Sale of the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         2.2       License Grants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         2.3       Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . .    9
         2.4       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . .   10
         2.5       Items to be delivered at Closing   . . . . . . . . . . . . . . . . . . . . . . .  . . .   10
         2.6       Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .   12
         2.7       Manufacturer/Vendor Warranties   . . . . . . . . . . . . . . . . . . . . . . . .. . . .   12
         2.8       Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.9       Allocation of Purchase Price    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.10      Transfer Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.11      WAII Engagement of Landmark   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF WAII   . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.1       Organization and Good Standing    . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.2       Authorization; Enforcement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.3       No Conflicts; Compliance with Obligations; No Consents    . . . . . . . . . . . . . . .   15
         3.4       Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3.5       Intellectual Property and Software    . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3.6       Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.7       Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.8       Customer List   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.9       Adverse Agreements and Changes .  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.10      Litigation and Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.11      Absence of Certain Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.12      Employee Benefit Plans    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.13      Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.14      Disclaimer    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LANDMARK  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.1       Organization and Good Standing    . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.2       Authorization; Enforcement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.3       No Conflicts; Compliance with Obligations; No Consents    . . . . . . . . . . . . . . .   21

ARTICLE V COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.1       Use of Facilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.2       Employee and Labor Matters    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.3       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.4       Taking of Necessary Action    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.5       Press Releases    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29




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

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         5.6       Change of Control of Landmark   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.7       Dispute Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.8       Agreement to Adopt Successor Tax Procedures   . . . . . . . . . . . . . . . . . . . . .   32
         5.9       Post-Closing Exchanges    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.10      Broker's or Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.11      Use and Removal of Trademarks, Logos, etc.    . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE VI INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.1       Indemnification of Landmark   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.2       Indemnification of WAII   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.3       Procedural Limitations on Indemnification   . . . . . . . . . . . . . . . . . . . . . .   34
         6.4       Claims for Reimbursement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.5       Defense and Settlement of Third-Party Claims    . . . . . . . . . . . . . . . . . . . .   35
         6.6       Monetary Limitations on Indemnification   . . . . . . . . . . . . . . . . . . . . . . .   36
         6.7       Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         6.8       Exclusive Remedies    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE VII MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         7.1       Effect of Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         7.2       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.3       Entire Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.4       Amendments    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.5       Survival    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.6       Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.7       Counterparts    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.8       Section Headings    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.9       GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.10      Further Assurances    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.11      No Third Party Beneficiaries    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.12      Severability    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         7.13      ACKNOWLEDGEMENT OF LANDMARK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42



SCHEDULES:


     Schedule 2.2(a)           License Grants

     Schedule 2.3(b)           Certain Assumed Obligations

     Schedule 2.9              Allocation of Purchase Price

     Schedule 3.3              Consents, Approvals, Authorizations or Orders (WAII)

     Schedule 3.4              List of Equipment

     Schedule 3.5(a)           Intellectual Property and Software Owned by WAII

     Schedule 3.5(b)           Intellectual Property and Software Used by WAII

     Schedule 3.5(e)           Protection of Trade Secrets

     Schedule 3.6              Assumed Contracts

     Section 3.8               Customer List

     Schedule 4.3              Consents, Approvals, Authorizations or Orders (Landmark)

     Schedule 5.2(b)(i)        List of Employees

     Schedule 5.2(b)(ii)       List of Retained Employees

     Schedule 5.2(c)           List of Business Employees



EXHIBITS:

     Exhibit A       Assignment of Lease

     Exhibit B       Assignments of Intellectual Property

     Exhibit C       Bill of Sale and Assignment

     Exhibit D       [Reserved]

     Exhibit E       Landmark Legal Opinion

     Exhibit F       Non-Competition Agreement

     Exhibit G       [Reserved]

     Exhibit H       WAII Lease

     Exhibit I       WAII Legal Opinion

     Exhibit J       [Reserved]

     Exhibit K       Western Atlas Service Agreement

                               PURCHASE AGREEMENT


        This PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 29th day of March, 1996 (the "Agreement Date"), by and between Landmark Graphics Corporation, a Delaware corporation ("Landmark"), and Western Atlas International, Inc., a Delaware corporation ("WAII").

                                R E C I T A L S:

        A. WAII, through the Division (as defined in Section 1.1), is carrying on and conducting, among other activities, the business of marketing, licensing, maintaining and supporting certain computer software, including, without limitation, the Software (as defined in Section 1.1), that is used in oil and gas exploration and production (such business is sometimes referred to in this Agreement as the "Business").

        B. WAII desires to sell the Assets (as defined in Section 1.1) to Landmark and Landmark desires to acquire the Assets from WAII, subject to the terms and conditions set forth in this Agreement.

        C. WAII and Landmark desire to provide for the continued development, marketing, maintenance and support of the Software (as defined in Section 1.1), subject to the terms and conditions set forth in this Agreement and in the Related Agreements (as defined in Section 1.1).

                                   ARTICLE I

                               A G R E E M E N T:

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in this Agreement and the Related Agreements and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landmark and WAII agree as follows:

                                  DEFINITIONS

        1.1 Terms Defined. Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

        "Account Balances" shall have the meaning set forth in Section 5.2(i).

        "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under, control with the specified Person.

        "Agreement" shall mean this Purchase Agreement, including all amendments and all Exhibits and Schedules.

        "Agreement Date" shall have the meaning set forth in the first paragraph of this Agreement.

        "Assets" shall mean (i) WAII's rights under the Assumed Contracts, (ii) the Equipment, (iii) the Intellectual Property and (iv) the Software; provided, however, that the Assets shall not include any Excluded Assets.

        "Assignment of Lease" shall mean an Assignment of Lease substantially in the form of Exhibit A.

        "Assignments of Intellectual Property" shall mean the Assignments of Intellectual Property substantially in the form of Exhibit B.

        "Assumed Contracts" shall mean the bids, tenders and proposals and the contracts, leases, licenses and other agreements listed in Schedule 3.6.

        "Assumed Obligations" shall have the meaning set forth in Section
2.3(b).

        "Assuming Party" shall have the meaning set forth in Section 5.6(b).

        "Basket" shall have the meaning set forth in Section 6.6.

        "Bill of Sale and Assignment" shall mean a Bill of Sale and Assignment in substantially the form of Exhibit C.

        "Business" shall have the meaning set forth in Recital A.

        "Business Combination" shall have the meaning set forth in Section 5.6(b)(ii).

        "Business Employees" shall have the meaning set forth in Section
5.2(c).

        "Buying Interests" shall have the meaning set forth in Section 6.1.

        "Change in Control" shall have the meaning set forth in Section 5.6(b)

        "Closing" shall mean the consummation of the purchase and sale of the Assets pursuant to this Agreement.

        "Closing Date" shall mean the date on which the Closing occurs and with respect to all transactions which this Agreement and the Related Agreements state will occur on the Closing Date will be deemed to mean 11:59.59 p.m. Houston, Texas time on such date.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidential Information" shall have the meaning set forth in Section 5.3(c).

        "Customer List" shall have the meaning set forth in Section 3.8.

        "Direct Litigation Option" shall have the meaning set forth in Section 6.5.

        "Disputes" shall have the meaning set forth in Section 6.7.

        "Division" shall mean the Western Atlas Software Division of WAII.

        "Employee Benefit Plans" shall mean any employee benefit plan, together with any other plan, program or arrangement to provide employee bonuses, incentive, deferred compensation or workers compensation, including without limitation, any stock purchase or stock option plan, stock appreciation right, retirement, savings, medical, vacation, or similar benefit plans, trusts, agreements or arrangements (whether or not maintained pursuant to a collective bargaining agreement, employment contract or otherwise) applicable to Transferring Employees and maintained, sponsored or contributed to by WAII or any Affiliate (including, without limitation, any ERISA Affiliate) of WAII.

        "Employee Intellectual Property/Software" shall mean all copyrights, patents, patent applications, trademarks or service marks and/or software programs created in connection with or resulting from the performance of services by the Business Employees for Landmark pursuant to Section 5.2(c).

        "Entity" shall have the meaning set forth in Section 5.6(b)(i).

        "Equipment" shall mean the items of computer hardware, equipment, office furniture and similar personal property included on Schedule 3.4.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code, an affiliate service group (as defined in Section 414(m) of the Code, or a group of entities which is otherwise required to be aggregated with any entity pursuant to Section 414(o) of the Code, and the regulations issued under such sections, of which WAII is a member.

        "Excluded Assets" shall mean all assets of WAII other than the Assets.

        "Exhibit" shall mean any referenced exhibit which is attached to this Agreement.

        "Favorable Determination Letter" shall have the meaning set forth in
Section 5.2(i).

        "Good Title" shall mean good and indefeasible title which is free and clear of all Liens.

        "Identified Landmark Patents" shall have the meaning set forth in
Section 2.2(d).

        "Identified WAII Patents" shall have the meaning set forth in Section 2.2(c).

        "Indemnified Party" shall have the meaning set forth in Section 6.4.

        "Indemnifying Party" shall have the meaning set forth in Section 6.4.

        "Investigation Period" shall have the meaning set forth in Section 6.4.

        "Intellectual Property" shall mean all copyrights, patents, patent applications, trademarks or service marks of WAII used in connection with the Software but shall not include the name Western Atlas International, Inc., Western Atlas Software Division or any name which is deceptively similar to such names or any logos of WAII or WAI.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" shall mean with respect to WAII the current actual knowledge of any of the officers or directors of WAII or any of the officers or product line directors of the Division.

        "Landmark" shall have the meaning set forth in the first paragraph of this Agreement.

        "Landmark Legal Opinion" will mean the legal opinion of Winstead Sechrest & Minick P.C. in substantially the form of Exhibit E.

        "Landmark Plan" shall have the meaning set forth in Section 5.2(i).

        "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest or encumbrance of any nature, other than liens for property taxes for the current calendar year which are not yet due and payable and minor imperfections of title which do not interfere with the present use or value of the property.

        "Loss" shall have the meaning set forth in Section 6.1.

        "Non-Assigned Obligation" shall have the meaning set forth in Section 2.3(c).

        "Non-Competition Agreement" shall mean the Non-Competition Agreement substantially in the form of Exhibit F.

        "Offerees" shall have the meaning set forth in Section 5.2(h)(i).

        "Outstanding Landmark Common Stock" shall have the meaning set forth in
Section 5.6(b)(i).

        "Outstanding Landmark Voting Securities" shall have the meaning set forth in Section 5.6(b)(i).

        "Party" shall mean either Landmark or WAII and "Parties" shall mean Landmark and WAII collectively.

        "Person" shall mean an individual, partnership, joint venture, corporation, trust or other unincorporated entity or organization. "Purchase Price" shall have the meaning set forth in Section 2.3(a).

        "Records" shall mean, to the extent available, originals of (i) the documents evidencing the Assumed Obligations, including, without limitation, the Assumed Contracts, and (ii) the files, customer lists, vendor lists and other records and data which relate primarily to the Assets. Without limiting the generality of the foregoing, the term "Records" will be deemed to include, to the extent available, all registrations, applications and other documents evidencing the ownership of Intellectual Property.

        "Related Agreements" shall mean each of the agreements and instruments to be executed by Landmark or WAII pursuant to this Agreement, including without limitation the Non-Competition Agreement and the Western Atlas Service Agreement.

        "Required Consent" shall have the meaning set forth in Section 2.6.

        "Retained Employees" shall have the meaning set forth in Section
5.2(b).

        "Seller Favorable Determination Letter" shall have the meaning set forth in Section 5.2(i).

        "Schedule" shall mean any referenced schedule which is attached to this Agreement.

        "Section" shall mean, unless otherwise noted, a section or subsection of this Agreement.

        "Selling Interests" shall have the meaning set forth in Section 6.2.

        "Settlement Review Period" shall have the meaning set forth in Section 6.5.

        "Software" shall mean all computer software applications programs identified in Schedule 3.5(a), together with the object codes and source codes, including all updates, upgrades, modifications and enhancements existing as of the Closing Date and any user and technical manuals and documentation with respect to such Software but shall not mean the Excluded Assets.

        "Third Party Claim" shall have the meaning set forth in Section 6.4.

        "Transferring Employee" shall have the meaning set forth in Section 5.2(b).

        "Vacation Accrual" shall have the meaning set forth in Section
5.2(h)(i).

        "Vacation Period" shall have the meaning set forth in Section
5.2(h)(i).

        "WAI" shall have the meaning set forth in Section 7.6.

        "WAII" shall have the meaning set forth in the first paragraph of this Agreement.

        "WAII Lease" shall mean a lease in substantially the form of Exhibit H.

        "WAII Legal Opinion" will mean the legal opinion of James E. Brasher, Vice President and General Counsel to WAII, in substantially the form of
Exhibit I.

        "WAII Plan" shall have the meaning set forth in Section 5.2(i).

        "WAII Software" shall have the meaning set forth in Section 5.6(c).

        "WARN" shall have the meaning set forth in Section 5.2(a).

        "Western Atlas Service Agreement" shall mean the Western Atlas Service, Development and Marketing Agreement substantially in the form of Exhibit K.

        Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

                                 ARTICLE II

                      PURCHASE AND SALE OF ASSETS; CLOSING

        2.1 Purchase and Sale of the Assets. Subject to the terms and conditions set forth in this Agreement and in the Related Agreements (i) WAII shall convey, sell, transfer and assign to Landmark, and Landmark shall purchase and acquire from WAII, at the Closing, all of WAII's right, title and interest in and to all of the Assets and all pending applications and registrations with respect to Intellectual Property, (ii) WAII shall grant to Landmark and Landmark shall accept the licenses contemplated by Section 2.2(a) and (iii) Landmark shall grant to WAII and WAII shall accept the licenses contemplated by Section 2.2(b).

        2.2  License Grants.

        (a) License Grant to Landmark. At Closing, WAII will be deemed to have granted to Landmark

                (i) a fully paid, perpetual, irrevocable, nonexclusive, worldwide license to prepare derivative works based on the modules, executables, libraries, applications and utility programs listed in
        Schedule 2.2(a) for use only as part of software applications programs designated in Schedule 2.2(a) and/or Landmark products which replace such designated applications programs and to use, copy and distribute such modules, executables, libraries, applications and utility programs and derivative works, only as part of such software applications programs and Landmark products; and

                (ii) a fully paid, perpetual, irrevocable, non-exclusive, worldwide, transferable license to prepare derivative works based on the trade secrets embodied in or related to the Software, Intellectual Property and Employee Intellectual Property/Software and to use, copy, license, sub-license and distribute the trade secrets embodied in or related to the Software, Intellectual Property and Employee Intellectual Property/Software and such derivative works.

The license granted under Section 2.2(a)(i) for the items listed in Part C of
Schedule 2.2(a) titled "WINDlib Libraries from HALkit" may not be transferred or extended by Landmark to any third party under any circumstances without written authorization from WAII. The license granted under Section 2.2(a)(i) for the other modules, executables, libraries, applications or utility programs listed in Schedule 2.2(a) shall not be transferable or extendable by Landmark except that the license for a specific module, executable, library, application or utility program may be extended to a purchaser of substantially all of Landmark's right, title and interest in a software applications program with which the use and distribution of a specific module, executable, library, application or utility is authorized under Section 2.2(a)(i). However, Landmark may not extend to any such purchaser any greater rights to such module, executable, library, application or utility than are granted to Landmark under Section 2.2(a)(i). Subject to the license granted to Landmark under Section 2.2(a)(i), WAII retains all right, title and interest, including the copyright, to the modules, executables, libraries or utility programs listed in Schedule 2.2(a). The license granted under Section 2.2(a)(ii) shall be freely transferable by Landmark without restriction.

        (b) License Grant to WAII. At the Closing, Landmark will be deemed to have granted to WAII a fully paid, perpetual, irrevocable, nonexclusive, worldwide license with respect to the Intellectual Property and Software to the extent provided in the Related Agreements.

        (c) Grant of Patent License to Landmark. WAII grants to Landmark a fully-paid, perpetual, irrevocable, non-exclusive license under the following United States patent and patent application and all patents issuing pursuant to such patent application and all divisions, reissues, continuations, continuations-in-part, and substitutes for any such patent and patent application as well as, all corresponding foreign patents and patent applications (collectively "Identified WAII Patents"):

        Patent:

                "A Monte Carlo Method for Estimating Lithology from Seismic Data"; Patent No. 4,926,394; issued May 15, 1990.

        Patent Application:

                "A Method for Generating a Three Dimensional Locally Unstructured Hybrid Grid for Sloping Faults"; Serial No. 08/417,643; filed April 5, 1995.

WAII, at its own expense, shall prosecute and maintain Identified WAII Patents. If WAII elects to abandon or not to maintain one of the Identified WAII Patents, it shall give Landmark three month's prior written notice of the effective date of the abandonment of said patent. If Landmark desires to prosecute or maintain that patent or patent application, Landmark shall promptly notify WAII of its desire and WAII shall assign such patent or patent application to Landmark (at no additional cost to Landmark). Landmark shall give WAII prompt written notice of any infringement or potential infringement of Identified WAII Patents of which Landmark becomes aware. Upon such notice, WAII may elect to retain counsel of its own selection and at its own expense, to investigate and defend against any such infringement. If WAII decides to commence such proceedings, WAII shall be responsible for any legal costs incurred and will be entitled to retain any damages recovered. In the event that WAII does commence such proceedings, Landmark agrees to render all reasonable assistance to WAII without charge to WAII. If WAII decides not to commence proceedings against the alleged infringer within a reasonable period of time after receiving written notice of infringement, then Landmark shall be entitled to bring suit in its own name against the infringing party. If Landmark elects to commence a proceeding against the infringing party, WAII agrees to provide Landmark with all reasonable assistance (at no additional cost to Landmark) and Landmark will be responsible for any legal costs incurred in connection with the proceeding and will be entitled to retain any damages recovered. In the event that WAII makes licenses available to other parties under United States patent application serial number 08/494,603 entitled "Bayesian Sequential Gaussian Simulation of Lithology with Non-Linear Data," any patent that issues therefrom, and all divisions, reissues, continuations, continuations-in-part, and substitutes for such patent or patent application, as well as, all corresponding foreign patents and patent applications, then WAII shall grant to Landmark a royalty-free, perpetual, irrevocable, non-exclusive license under such patent, patent application, and all divisions, reissues, continuations, continuations-in-part and substitutes for such patent or patent application, as well as, all corresponding foreign patents and patent applications.

        (d) Grant of Patent License to WAII. Landmark grants to WAII and its Affiliates a fully-paid, perpetual, irrevocable, non-exclusive license under the following United States patent and patent application and all patents issuing pursuant to such patent application and all divisions, reissues, continuations, continuations-in-part, and substitutes for any such patent and patent application as well as, all corresponding foreign patents and patent applications (collectively "Identified Landmark Patents"):

        Patent:

                "Bayesian Sequential Indicator Simulator of Lithology from Seismic Data"; Patent No. 5,416,750; issued May 16, 1995.

        Patent Application:

                "Method for Interacting with Computer Graphics"; Serial No. 08/393,252; filed February 23, 1995.

Landmark also grants to WAII the right to extend a fully-paid, perpetual irrevocable, non-exclusive license to The Halliburton Company, its affiliates and customers, under patent application Serial No. 08/393,252 and all patents issuing pursuant to such patent application and all divisions, reissues, continuations, continuations-in-part, and substitutes for any such patent and patent application. Landmark, at its own expense, shall prosecute and maintain Identified Landmark Patents. If Landmark elects to abandon or not to maintain one of the Identified Landmark Patents, it shall give WAII three month's prior written notice of the effective date of the abandonment of said patent. If WAII desires to prosecute or maintain that patent or patent application, WAII shall promptly notify Landmark of its desire and Landmark shall assign such patent or patent application to WAII (at no additional cost to WAII). WAII shall give Landmark prompt written notice of any infringement or potential infringement of Identified Landmark Patents of which WAII becomes aware. Upon such notice, Landmark may elect to retain counsel of its own selection and at its own expense, to investigate and defend against any such infringement. If Landmark decides to commence such proceedings, Landmark shall be responsible for any legal costs incurred and will be entitled to retain any damages recovered. In the event that Landmark does commence such proceedings, WAII agrees to render all reasonable assistance to Landmark without charge to Landmark. If Landmark decides not to commence proceedings against the alleged infringer within a reasonable period of time after receiving written notice of infringement, then WAII shall be entitled to bring suit in its own name against the infringing party. If WAII elects to commence a proceeding against the infringing party, Landmark agrees to provide WAII with all reasonable assistance (at no additional cost to WAII) and WAII will be responsible for any legal costs incurred in connection with the proceeding and will be entitled to retain any damages recovered.

        (e) Grant of Patent Immunities. WAII grants Landmark and its customers a royalty-free immunity under any WAII patent or future patent, to the extent that such patents or one or more claims of such patents are infringed, either directly or under the doctrine of equivalents, by the "Division Software" (as such term is defined in the Western Atlas Service Agreement).

        2.3  Consideration.

        (a) Purchase Price. The purchase price which Landmark agrees to pay, and which WAII agrees to accept, for the Assets, all pending applications and registrations with respect to Intellectual Property and the licenses contemplated by Section 2.2(a) (the "Purchase Price") is $15 million, payable by bank cashier's check.

        (b) Assumption. Landmark hereby assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when, and to the extent due in accordance with the terms thereof, all obligations accruing under or pursuant to the Assumed Contracts and the other obligations of WAII identified on Schedule 2.3(b) (hereinafter collectively referred to as the "Assumed Obligations"), to the extent such obligations relate to any period after the Closing Date.

        (c) Notwithstanding the provisions of Section 2.3(b), Landmark shall not assume, and will not be deemed to have assumed, any obligations under or related to an Assumed Obligation (hereinafter individually referred to as a "Non-Assigned Obligation" and collectively referred to as the "Non-Assigned Obligations") unless and until WAII delivers to Landmark any Required Consent relating to such Non-Assigned Obligation upon which occurrence, automatically and without any further action on the part of Landmark or WAII, Landmark shall be deemed to have assumed such Non-Assigned Obligation and from and after the delivery of such Required Consent to Landmark such Non-Assigned Obligation will be deemed to be an Assumed Obligation. If any Non-Assigned Obligation terminates prior to the delivery of a Required Consent, such Non-Assigned Obligation will cease to constitute a Non-Assigned Obligation for purposes of this Agreement and Landmark will not be deemed to have assumed any obligations under, related to or arising out of such Non-Assigned Obligation.

        (d) Exclusions. Notwithstanding the foregoing, Landmark does not assume and Landmark will not be liable or responsible for any debt, liability, or obligation of WAII not expressly assumed by Landmark in Section 2.3(b) of this Agreement. Without limiting the generality of the foregoing, Landmark does not assume and will not be liable or responsible for any of the following debts, liabilities or obligations of WAII:

                (i) any federal or state income or franchise tax liability of WAII or any Affiliate of WAII;

                (ii) any indebtedness for money borrowed by WAII or any Affiliate of WAII, including, without limitation, any amounts that may be owed to any Affiliate of WAII;

                (iii) any debt, liability, obligation or damages (including, without limitation, direct, incidental, consequential, punitive or exemplary damages) arising as a result of any violation of law or a breach of any contract, agreement, lease, bid, proposal, tender or license (including, without limitation, the Assumed Obligations) by WAII or by any Affiliate of WAII; or

                (iv) any monetary damages (including, without limitation, direct, incidental, consequential, punitive or exemplary damages) or other liabilities, obligations, losses or expenses for any personal injury, product liability or other tort to the extent arising as a result of acts or omissions by WAII or any Affiliate of WAII.

        (c) Substitution and References. From and after the Closing Date and subject to the provisions of Section 2.3(c), (i) Landmark will be deemed to be substituted for WAII and its predecessors throughout each document evidencing an Assumed Obligation, (ii) all references to WAII and its predecessors in such documents will be deemed to be references to Landmark and (iii) Landmark will be entitled to exercise all of the rights and shall be obligated to perform all of the obligations of WAII and its predecessors pursuant to the Assumed Obligations.

        2.4 Closing. The Closing shall take place at the offices of Winstead Sechrest & Minick P.C., Suite 1700, 910 Travis Street, Houston, Texas 75270-5895, or such other place as shall be agreed upon by Landmark and WAII, at 10:00 a.m. on March 29, 1996, or on such other date mutually agreed to by the Parties.

        2.5  Items to be delivered at Closing.

                (a)  WAII Deliverables.  At the Closing, WAII will:

                        (i) execute and deliver to Landmark Assignments of Intellectual Property;

                        (ii) execute and deliver to Landmark a Bill of Sale and Assignment;

                        (iii) execute and deliver to Landmark such other instruments of transfer as are reasonably requested by Landmark to convey to Landmark Good Title in, possessory rights to or a valid right to use the Assets;

                        (iv) execute and deliver to Landmark a Non-Competition Agreement;

                        (v)  deliver to Landmark possession of the Customer
                List;

                        (vi) deliver or make available to Landmark possession of the Records, the Software and the Equipment;

                        (vii) execute and deliver to Landmark an Assignment of Lease (Bellevue, Washington Lease);

                        (viii) cause to be delivered to Landmark the WAII Legal Opinion;

                        (ix) execute and deliver to Landmark the Western Atlas Service Agreement;

                        (x) deliver to Landmark, by bank cashier's check, cash in an amount equal to the maintenance and support fees with respect to the Software which have been prepaid to WAII or its Affiliates prior to Closing and which relate to any period after the Closing during which Landmark will be providing maintenance and/or support with respect to the Software pursuant to the Assumed Contracts, this Agreement or any Related Agreement;

                        (xi) deliver to Landmark a certificate of existence and good standing (or comparable certificate) of WAII issued by the Secretary of State of the State of Delaware, dated not earlier than ten (10) days prior to the Closing Date;

                        (xii) deliver to Landmark a copy of resolutions of the Board of Directors of WAII, certified by the Secretary or Assistant Secretary of WAII, authorizing the transactions contemplated by this Agreement and the Related Agreements to which it is a party; and

                        (xiii)  execute and deliver to Landmark the WAII Lease.

                Subsequent to the Closing, WAII will, upon the request of Landmark, (i) assign Good Title to all of WAII's right, title and interest in, to and under the Employee Intellectual Property/Software or (ii) cooperate with Landmark , at Landmark's expense, in any litigation or proceeding relating to the Employee Intellectual Property/Software, including, without limitation, preparing affidavits, instruments or other documents necessary in connection with any (a) copyright, trademark, service mark, or patent application filed by Landmark in connection with or (b) attempt to enforce or otherwise protect such Employee Intellectual Property/Software.

                (b)  Landmark Deliverables.  At the Closing, Landmark shall:

                        (i) deliver the Purchase Price to WAII in accordance
                with Section 2.3;

                        (ii)  execute and deliver the Assignment of Lease;

                        (iii) cause to be delivered to WAII the Landmark Legal Opinion;

                        (iv) execute and deliver to WAII the Western Atlas Service Agreement;

                        (v) deliver to WAII a certificate of existence and good standing of Landmark issued by the Secretary of State of the State of Delaware, dated not earlier than ten (10) days prior to the Closing Date;

                        (vi) deliver to WAII a copy of resolutions of the Board of Directors of Landmark, certified by the Secretary or Assistant Secretary of Landmark, authorizing the transactions contemplated by this Agreement and the Related Agreements to which it is a party; and

                        (vii)  execute and deliver to WAII the WAII Lease.

        2.6 Required Consents. To the extent that the assignment by WAII of any Assumed Obligation to be assigned to Landmark pursuant to this Agreement shall require the consent or approval of any other party (a "Required Consent"), and such Required Consent shall not have been obtained on or prior to the Closing Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Assumed Obligation or would in anyway adversely affect the rights of WAII (or Landmark as assignee) under that Assumed Obligation. If any Required Consent is not obtained on or prior to the Closing Date, the Parties covenant and agree that in such case, the Parties shall deal with such Assumed Obligation pursuant to Section 2.11.

        2.7 Manufacturer/Vendor Warranties. All manufacturer/vendor warranties relating to the Assets (to the extent such warranties are transferable) shall be deemed to be transferred to Landmark on the Closing Date pursuant to the Bill of Sale and Assignment, without any further action on the part of Landmark or WAII.

        2.8 Costs and Expenses. Except as otherwise provided in this Agreement or any Related Agreement, all legal, accounting, brokerage, finders or other costs or expenses incurred by Landmark or WAII in connection with the transactions contemplated by this Agreement shall be borne by the Party who incurs such costs.

        2.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and the Non-Competition Agreement as set forth on
Schedule 2.9; and Landmark and WAII covenant and agree with each other that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is contrary to the allocation of the Purchase Price as set forth on Schedule 2.9 and they each shall timely file such income tax returns, together with all forms or statements attached to such returns related to the allocation of the Purchase Price as set forth on Schedule 2.9, including without limitation IRS Form 8594.

        2.10 Transfer Taxes. Landmark shall pay all sales, use, transfer, recording, registration, stamp and value added taxes and fees arising out of the transfer to Landmark of the Assets.

        2.11 WAII Engagement of Landmark. WAII engages Landmark to perform all of WAII's obligations which first become performable after the Agreement Date under the documents evidencing the Non-Assigned Obligations. Landmark agrees to timely perform or discharge the Non-Assigned Obligations evidenced by such documents on behalf of WAII in strict accordance with the terms of such documents.

                (a) Allocation of Payments. WAII shall hold all sums received with respect to the Non-Assigned Obligations (to the extent that such sums relate to obligations performed after the Closing Date) for the benefit of Landmark and shall deliver such sums to Landmark within thirty (30) days following receipt of such funds.

                (b) Assignment. WAII and Landmark agree to use all reasonable efforts (and bear their respective costs of such efforts) without payment of any penalty or fee to obtain and secure any and all Required Consents that may be necessary to effect the valid sale, transfer or assignment of the Non-Assigned Obligations to Landmark without change in any of the material terms or conditions of such Non-Assigned Obligations, including, without limitation, the formal assignment or novation of such Non-Assigned Obligations, if so required. WAII and Landmark further covenant and agree to make or complete such transfers as soon as reasonably possible and to cooperate with each other in any other reasonable arrangement designed to provide for Landmark the benefits of and to such Non-Assigned Obligations (to the extent that such benefits relate to obligations performed after the Closing Date) and to provide for the discharge of any obligation under such Non-Assigned Obligations (to the extent such obligations first become performable after the Closing Date).

                (c) Other Actions. WAII agrees to take, after the Closing Date, for Landmark's benefit, such actions as Landmark, may from time to time, reasonably request to enforce the obligations of the other parties to the Non-Assigned Obligations, including, without limitation, any agreements or provisions pertaining to payment, confidentiality, nondisclosure, compliance with export laws and regulations or restrictions on the use of any software application program(s) or other product(s) licensed to such other parties, provided that Landmark shall reimburse WAII for the reasonable costs and expenses of any such action. Unless otherwise requested in writing by Landmark, WAII shall terminate in accordance with its terms (or not renew or cause to be renewed) any Non-Assigned Obligations which (i) requires WAII to perform ongoing obligations and (ii) is not assigned to Landmark on or before December 31, 1996. The Parties will cooperate with each other to accomplish the actions contemplated by this Section 2.11(c).

                   (d) Termination. The provisions of this Section 2.11 shall terminate as to each of the Non-Assigned Obligations upon the earlier to occur of (i) the expiration of such Non-Assigned Obligation or (ii) the assignment to Landmark and assumption by Landmark of such Non-Assigned Obligation pursuant to Section 2.3(b).


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF WAII

        WAII represents and warrants to Landmark as follows:

         3.1 Organization and Good Standing. WAII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on that portion of the Business that relates to the Assets as presently conducted and to own, lease and/or operate the Assets in the places where such portion of the Business is now conducted.

         3.2 Authorization; Enforcement. WAII has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and such Related Agreements in accordance with their respective terms. WAII has taken all necessary corporate action to duly and validly authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and such Related Agreements. This Agreement has been duly executed and delivered by WAII and constitutes and, when executed, each of the Related Agreements to which WAII is a party will be duly executed and will constitute, the valid and legally binding obligations of WAII, enforceable against WAII in accordance with their respective terms, except (i) to the extent that enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any equitable proceeding may be brought.

         3.3 No Conflicts; Compliance with Obligations; No Consents. The execution and delivery by WAII of this Agreement and the Related Agreements to which it is a party, the performance by WAII of its obligations under this Agreement and under such Related Agreements and the consummation of the transactions contemplated by this Agreement or such Related Agreements will not:

                 (a) conflict with or constitute a breach of or a default under, the organizational documents of WAII;

                 (b)    conflict with, constitute a breach of or a default
         (with or without notice or lapse of time or both) under, or give rise to any right of termination or acceleration under, any loan or credit agreement, note, indenture, mortgage, deed of trust, permit, license or other agreement,instrument or undertaking to which WAII is a party or by which any of the Assets are bound;

                 (c) constitute a violation of any law, regulation, judgment, order or decree applicable to WAII, the Assets or the portion of the Business related to the Assets;

                 (d) result in the creation or imposition of any Lien upon any of the Assets; or

                 (e) except as set forth on Schedule 3.3, require any consent, approval, authorization or order of any Person or any governmental agency (all of which, except as noted on Schedule 3.3, have been obtained and are in full force and effect);

except for such occurrences described in clause (b) (other than with respect to any material loan or credit agreement, note, indenture or mortgage), (c) or (e) that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Assets or that portion of the Business which relates to the Assets or the ability of WAII to perform its obligations under this Agreement and the Related Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and such Related Agreements.

         3.4 Title to Assets. WAII has Good Title to the Assets, or has a valid leasehold interest in or a valid right to use, the Assets, free and clear of any Liens and has the right to convey such rights to Landmark pursuant to this Agreement. A complete list of all Equipment included among the Assets is attached as Schedule 3.4.

         Intellectual Property and Software.

                 (a) Owned. Schedule 3.5(a) contains a true and complete list of each item of Intellectual Property or Software owned by WAII that is to be conveyed by WAII to Landmark pursuant to this Agreement. Except as noted on Schedule 3.5(a), and to the Knowledge of WAII with respect to trademarks or service marks, with respect to each item of Intellectual Property or Software:

                (i) no proceedings are pending against WAII, and WAII has not received written notice that any proceedings are threatened against WAII which challenge the validity, enforceability, use or ownership of the item;

                (ii) the item, as it exists on the Closing Date, (A) does not infringe upon or otherwise violate the existing trade secret rights, trademarks, service marks, copyrights or patents of others or the patents of others which issue subsequent to the Agreement Date pursuant to patent applications filed on or before the Agreement Date, (B) to the Knowledge of WAII, is not being infringed upon by others, and (C) is not subject to any outstanding order, decree, judgment or stipulation;

                (iii) WAII has not received any written claim or charge of infringement with respect to the item; and

                (vi) WAII has supplied or made available to Landmark true and complete copies of all written documentation in its possession evidencing WAII's ownership of the item and of all licenses and other contracts in its possession related to such ownership.

        (b) Used. Schedule 3.5(b) contains a true and complete list of each item of intellectual property and each computer software applications program which WAII does not own and which WAII practices or uses and that is material to that portion of the Business which relates to the Assets. Except as noted on
Schedule 3.5(b), with respect to each such item:

                (i) any license agreement to which WAII is named as licensee covering the item is a valid and binding agreement;

                (ii) no event has occurred which constitutes a breach by WAII of such license agreement, WAII has not repudiated or breached and no other party to such license agreement has repudiated, in writing to WAII or, to the Knowledge of WAII, breached any provision of such license agreement and there are no disputes or oral arrangements in effect as to any such license agreement;

                (iii) WAII has supplied Landmark with a true and complete copy of all license agreements to which WAII is a party covering such item; and

                (iv) WAII has not received any written claim that the exercise of the rights granted to WAII with respect to such item infringes upon the intellectual property rights of any third party.

        (c) Business Activity. WAII is not aware of any infringement, misappropriation or violation of the proprietary rights of any third party which will occur as a result of the transfer of the Assets pursuant to this Agreement.

        (d) Software Restrictions. To the Knowledge of WAII, each item of Software and each other software application program listed on Schedules 2.2(a), 3.5(a) and 3.5(b) is virus-free and contains no undisclosed time control mechanisms.

        (e) Protection of Trade Secrets. Except as set forth in Schedule 3.5(e), WAII has not disclosed the information contained in the Software to others so as to materially adversely affect the ability of Landmark to protect such information as a trade secret. Except as set forth in Schedule 3.5(e), the employees and consultants of WAII who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any Software or trade secrets embodied in or used in connection with the Software have entered into written agreements to protect the confidentiality of such trade secrets and the Software and to assign to WAII all proprietary rights in such trade secrets and the Software. A copy of a form of such written agreements has been furnished to Landmark. Except as listed in Schedule 3.5(e), all of such employees and consultants have signed written agreements having substantially the same legal effect as the terms and conditions contained in such form. WAII is not aware that any employee or consultant of WAII who has signed such an agreement is in violation of such agreement.

        (f)    Computer Software.  Except as set forth in Schedule 2.2(a) or
Schedule 3.5(b) the use and operation of the Software does not require access to or the use of any other software (excluding operating system software).

        3.6    Contracts.

        (a) Schedule of Contracts. Schedule 3.6(a) contains a true and complete list of all the following bids, proposals, tenders, executory contracts and written arrangements to which WAII is a party relating to the portion of the Business which relates to the Assets, true and complete copies of which have been delivered to Landmark:

                (i) with respect to each item of Intellectual Property and Software, all licenses, leases, sublicenses, sales, royalty, distribution, maintenance or service agreements in effect with respect to the item;

                (ii) all contracts included in the Assumed Contracts pursuant to which WAII leases personal or real property;

                (iii) all contracts for the sale of products (other than Software) marketed or created by the Division or for the furnishing of maintenance or support services by the Division, which contract calls for performance over a period of more than six (6) months or that reasonably could be expected to require the future payment by or to WAII of $50,000.00 or more;

                (iv)  all joint venture agreements;

                (v) all agreements pursuant to which any third party (other than employees of WAII or its Affiliates) provides services as a sales representative;

                (vi) all agreements between or among one or more subsidiaries or Affiliates of WAII, on the one hand, and the Division or WAII, on the other hand;

                (vii) all management, service, consulting, maintenance, support or similar types of agreements or contracts to which the Division or WAII is a party;

                (viii) all bids, tenders and proposals relating to the use, licensing, sale, leasing or sublicensing of the Software; and

                (ix) any other contract or arrangement included in the Assumed Contracts.

All contracts, leases, subleases, licenses, sublicenses, commitments and agreements listed in Schedule 3.6 are in full force and effect and represent valid and binding obligations of WAII and, to the Knowledge of WAII, the other parties to such contracts, leases, subleases, licenses, sublicenses, commitments and agreements, enforceable against such Persons in accordance with their terms. WAII is not and, to the Knowledge of the WAII, no other party is in breach or default, and no event has occurred on the part of WAII or, to the Knowledge of WAII, on the part of any other party to any such contracts, leases, subleases, licenses, sublicenses, commitments and agreements which with notice or lapse of time would constitute a breach or default or permit termination under any such contracts, leases, subleases, licenses, sublicenses, commitments and agreements. None of such contracts, leases, subleases, licenses, sublicenses, commitments and agreements will, in accordance with their respective terms, be terminated or modified, or otherwise give any party to such contracts, leases, subleases, licenses, sublicenses, commitments and agreements other than WAII the right to terminate or modify any such contracts, leases, subleases, licenses, sublicenses, commitments and agreements, by reason of the consummation of the transactions contemplated by this Agreement. WAII is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Schedule 3.6 under the terms of this Section 3.6(a).

        (b) Prior Payments. Except as set forth in Schedule 3.6, there have been no security deposits, escrow payments, prepayments, advance payments or similar payments made by any Persons with respect to the contracts, leases, subleases, licenses, sublicenses, commitments and agreements listed on Schedule 3.6.

        3.7 Compliance with Law. WAII has complied with all, and is not in violation of any, statutes, laws, regulations, decrees and orders of the United States or any state, municipality and agency (federal, state and local) or foreign jurisdiction applicable to the Assets or that portion of the Business which relates to the Assets, including, without limitation, safety, health and environmental statutes, laws, regulations, decrees and orders of the United States, and such states, municipalities, agencies and jurisdictions applicable to the Assets or that portion of the Business which relates to the Assets, except such failures to comply or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the Assets or that portion of the Business which relates to the Assets.

        3.8 Customer List. Schedule 3.8 is a true and complete list (the "Customer List") of all Persons who were, as of the date thereof (which shall not be more than ten days prior to the Agreement Date), customers of WAII with respect to that portion of the Business which relates to providing maintenance and/or support services with respect to the Software.

        3.9 Adverse Agreements and Changes. WAII is not (i) a party to any agreement or instrument, or subject to any rule or regulation or (ii) aware of any pending event or condition, in either case which, individually or in the aggregate, reasonably could be expected to have a material adverse effect on the Assets or that portion of the Business which relates to the Assets.

        3.10 Litigation and Claims. There is not (a) pending or, to the Knowledge of WAII, threatened, any litigation, action, suit, arbitration, investigation, inquiry, audit, complaint, charge or other proceeding before or by any court or government or regulatory agency or body to which WAII is a party involving the Assets or that portion of the Business which relates to the Assets, or to which the Assets or that portion of the Business which relates to the Assets are subject, or which, individually or in the aggregate, reasonably could be expected to have a material adverse effect on the ability of WAII to perform its obligations under this Agreement or the Related Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and such Related Agreements or (b) any judgment, writ, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which is outstanding and binding upon or enforceable against the Assets or that portion of the Business which relates to the Assets or which otherwise is outstanding against WAII and relates to that portion of the Business which relates to the Assets or which otherwise enjoins or prohibits or restricts in any respect the ability of WAII to perform its obligations under this Agreement or such Related Agreements or to consummate the transactions contemplated by this Agreement or such Related Agreements.

        3.11 Absence of Certain Developments. Since December 31, 1995, WAII has not, with respect to that portion of the Business which relates to the
Assets:

                (a) suffered any damage or loss, whether or not covered by insurance, with respect to any material Asset (including any loss of WAII's rights to use or market any Intellectual Property or Software);

                (b) sold, assigned, leased, licensed or otherwise transferred or granted any rights in or to any Asset (other than Intellectual Property or Software) other than in the ordinary course of business;

                (c) except licenses of Software made in the ordinary course of business consistent with practices in effect on December 31, 1995, sold, assigned, transferred or granted any rights under any Intellectual Property or Software;

                (d) suffered any material adverse change in the Assets or that portion of the Business which relates to the Assets;

                (e) operated that portion of the Business which relates to the Assets other than in the ordinary course of business consistent with practices in effect on December 31, 1995; or

                (f) changed its pricing, accounting or revenue recognition policies.

        3.12 Employee Benefit Plans. Neither of WAII nor any ERISA Affiliate has, with respect to any Multiemployer Plan, as defined in Section 3(37) of ERISA, suffered or caused or will, as a result of the consummation of the transactions contemplated in this Agreement, suffer or cause a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

        3.13 Labor Matters. WAII (in respect of that portion of the Business which relates to the Assets) has no collective bargaining agreements between WAII and a labor union and there are no current negotiations between WAII and a labor union. WAII (in respect of that portion of the Business which relates to the Assets) is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against WAII (in respect of that portion of the Business which relates to the Assets) pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of WAII, threatened against or affecting WAII (in respect of that portion of the Business which relates to the Assets). No grievance is pending which, if determined adverse to WAII, reasonably could be expected to have a material adverse effect on the Assets or that portion of the Business which relates to the Assets.

        3.14 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT AND THE RELATED AGREEMENTS, WAII MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, AS TO THE ASSETS OR THE BUSINESS, INCLUDING WITHOUT LIMITATION ANY WARRANTIES AS TO DESIGN, FUNCTIONALITY, RELIABILITY, OPERABILITY OR CONDITION, MERCHANTABILITY OR FITNESS, CAPACITY OR DURABILITY FOR ANY PARTICULAR PURPOSE OR PROFITABILITY.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF LANDMARK

        Landmark represents and warrants to WAII as follows:

        4.1 Organization and Good Standing. Landmark is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to carry on its business as presently conducted and to own, lease and/or operate its properties in the places where such business is now conducted.

        4.2 Authorization; Enforcement. Landmark has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and such Related Agreements in accordance with their respective terms. Landmark has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and such Related Agreements. This Agreement has been duly executed and delivered by Landmark and this Agreement constitutes and, when executed, each of the Related Agreements to which Landmark is a party will be duly executed and will constitute, the valid and legally binding obligations of Landmark, enforceable against Landmark in accordance with their respective terms, except (i) to the extent that enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any equitable proceeding therefor may be brought.

        4.3 No Conflicts; Compliance with Obligations; No Consents. The execution and delivery by Landmark of this Agreement and the Related Agreements to which it is a party, the performance by Landmark of its obligations under this Agreement and under such Related Agreements and the consummation of the transactions contemplated by this Agreement and such Related Agreements will not:

                (a) conflict with or constitute a breach of or a default under, the organizational documents of Landmark;

                (b) conflict with, constitute a breach of or a default (with or without notice or lapse of time or both) under, or give rise to any right of termination or acceleration under, any loan or credit agreement, note, indenture, mortgage, deed of trust, permit, license or other agreement, instrument or undertaking to which Landmark is a party;

                (c) constitute a violation of any law, regulation, judgment, order or decree applicable to Landmark; or

                (d) except as set forth on Schedule 4.3, require any consent, approval, authorization or order of any Person or any governmental agency;

except for such occurrences described in clause (b) (other than with respect to any material loan or credit agreement, note, indenture or mortgage), (c) or (d) that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Landmark to perform its obligations under this Agreement and the Related Agreements to which it is a party or to consummate the transaction contemplated by this Agreement and such Related Agreements.

                                  ARTICLE V

                            COVENANTS AND AGREEMENTS

        5.1  Use of Facilities.  [Intentionally Omitted]

        5.2  Employee and Labor Matters.

        (a) WAII Retained Liabilities. Except to the extent of any obligations expressly assumed by Landmark pursuant to this Agreement or any Related Agreement, WAII is and shall remain solely liable for compensation and benefits, including without limitation severance pay and accrued vacations, if any, to which its employees are entitled, whether by operation of law, under employment contracts, pursuant to any Employee Benefit Plan, or pursuant to collective bargaining agreements or union agreements to which WAII is a party or is bound, pursuant to any bargaining obligation that WAII may have incurred under any applicable federal or state law or otherwise. Except to the extent of any obligations expressly assumed by Landmark pursuant to this Agreement or any Related Agreement, Landmark is not obligated to succeed, nor shall it be deemed to be a successor, to any employment contract, whether express or implied, written or oral, or any collective bargaining agreement or Employee Benefit Plan to which WAII is a party or that otherwise is binding upon WAII. Without limiting the generality of the foregoing, WAII agrees that: (i) Landmark shall not be bound by any contract of employment or collective bargaining agreement that WAII may have entered into or be bound by, (ii) WAII will be solely responsible for providing any notice to employees of WAII which may be required pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988 ("WARN") or any similar applicable law and (iii) WAII will be solely responsible for any liability or obligation which may accrue under WARN or such other law as a result of improper or untimely notice by WAII.

        (b) Solicitation of WAII Employees. Landmark shall offer employment to a substantial number of those employees of the Division set forth on Schedule 5.2(b)(i) on compensation and benefit (including stock option program participation) terms comparable to those afforded other potential employees of Landmark. Landmark acknowledges and agrees that WAII shall be entitled to retain all employees listed on Schedule 5.2(b)(ii) ("Retained Employees") and neither Landmark nor its Affiliates shall solicit the employment of or employ any Retained Employees (while they are employed by WAII and for a period of six months thereafter) for a period of two (2) years after the Closing Date unless WAII consents in writing to such employment. Subject to the proviso of the preceding sentence (i) WAII agrees to release any Person previously employed by WAII who is to be employed by Landmark as contemplated by this Agreement from any obligation to continue employment with WAII and (ii) to the extent requested by Landmark, WAII will use its commercially reasonable efforts (but shall not be obligated to incur any expense) to assist in the transition to the employ of Landmark of any employees of WAII hired by Landmark. All employees of WAII who accept Landmark's offer of employment as contemplated by this Agreement are sometimes collectively referred to as the "Transferring Employees" and such Transferring Employees will be deemed to become employees of Landmark as of the later of the Closing Date, the date of their acceptance of employment or such later date as may be agreed to by both Landmark and such Transferring Employees. Neither WAII nor its Affiliates shall solicit the employment of or employ any Transferring Employees (while they are employed by Landmark and for six months thereafter) for a period of two (2) years after the Closing Date unless Landmark consents in writing to such employment.

        (c)  Business Employees.  If any of the employees of WAII listed on
Schedule 5.2(c) to whom Landmark extends an offer of employment does not accept Landmark's offer of employment as of the Closing, then, upon written request by Landmark, WAII will use reasonable efforts to cause such employees who remain in the employ of WAII after the Closing ("Business Employees") to provide services for and at the direction of Landmark in connection with the further development of the Software (or substantially equivalent software in replacement of such Software) during such time as they remain employed by WAII. Landmark will reimburse WAII during the time such Business Employees perform services for Landmark at the rate of $540/day for United States payroll Business Employees performing services outside of the United States in an expatriate status and at the rate of $430/day for all other Business Employees. In addition, Landmark will reimburse WAII for all meals, lodging and travel expenses required in connection with the performance by such Business Employees of such duties. WAII shall make such Business Employees available to Landmark for such period of time as may be requested by Landmark, such period not to exceed six (6) months after the Closing and shall not terminate any Business Employee employed by WAII as of the Closing who is performing such services for Landmark until the expiration of such period except for good cause as determined by WAII in good faith in its sole discretion.

        (d) Employee Benefit Plans. WAII shall, at its sole cost and expense, retain the responsibility for the payment of any amounts accrued, payable or arising in connection with any Employee Benefit Plan, including, without limitation, all obligations under Part 6 of Subtitle B of Title I of ERISA. Landmark is not obligated to succeed, nor shall it be deemed to be a successor, to any Employee Benefit Plan. WAII acknowledges that Landmark will establish or maintain such employee benefit plans as it deems, in its sole discretion, necessary or appropriate, and that Landmark's obligation and liability, if any, to provide employee benefits in connection with or as a result of the purchase of the Assets shall be limited to those persons employed by Landmark after the Closing Date.

        (e) Severance Payments. Each of WAII and Landmark shall remain severally responsible for all severance pay or termination benefits payable to any employee terminated by it on or prior to the Closing Date. Following the Closing Date, (i) Landmark shall be responsible for all severance or termination pay that becomes payable to any Transferring Employee with respect to any termination of employment of such Transferring Employee by Landmark, giving full credit for the length of service of such employee recognized by WAII on the Closing Date and (ii) WAII shall be responsible for all severance or termination pay that becomes payable to its employees with respect to any termination of employment of such employees by WAII.

        (f) Length of Service. For purposes of eligibility, vesting and level of benefits under any employee benefit plan provided to the Transferring Employees by Landmark, Landmark shall credit such Transferring Employees with the length of service recognized by WAII under its Employee Benefit Plans under policies in effect as of January 1, 1996. Nothing in this Agreement shall be deemed to require Landmark to retain any Transferring Employee for any minimum period of employment.

        (g) Treatment of Medical Benefits. Landmark agrees to waive application of any pre-existing conditions provision of Landmark's medical insurance plan with respect to any Transferring Employee and any covered dependent of such Transferring Employee for any medical condition of such Transferring Employee or covered dependent unless such medical condition was or would have been excluded as a pre-existing condition under the medical insurance plans of WAII. Landmark will credit each Transferring Employee in WAII's group medical insurance plan (who will be employed by Landmark in the United States), for the current program plan year with eligible expenses incurred by, and claims paid on behalf of such Transferring Employee pursuant to WAII's group medical insurance plan for purposes of satisfying the deductible provisions and the out-of-pocket maximum provisions under Landmark's medical insurance plan, but only to the extent the Landmark program plan year overlaps with the WAII current plan year.

        (h)  Vacation for Transferring Employees.

                (i) Earned Vacation. Landmark shall make available to each of the Transferring Employees vacation that was earned but not taken by such employee while employed by WAII. During the one-year period following the Closing Date (the "Vacation Period"), WAII shall pay to Landmark, on the first day of each calendar quarter during the Vacation Period, the amount equal to one-quarter of the amount of the vacation accrual on the books and records of WAII on the Closing Date in respect of the Transferring Employees (the "Vacation Accrual"); provided, however, that (i) the Vacation Accrual shall be determined in accordance with generally accepted accounting principles consistently applied, (ii) WAII shall update the Vacation Accrual on a monthly basis through March 31, 1996, and (iii) the Vacation Accrual for March 1996 will treat each of the Transferring Employees as if they were employees of WAII for the entire month; and provided further, however, that the first such quarterly payment shall be estimated and paid based on available information regarding those employees of WAII to whom Landmark offers employment (the "Offerees"), and the second such quarterly payment shall be adjusted as necessary based on the earned vacation of those Offerees who become Transferring Employees.

                (ii) Personal Leave. During the Vacation Period, Landmark shall make available to each of the Transferring Employees personal days equal to the number of vacation days which such Transferring Employee would have earned during the period between his or her last employment anniversary date and the Closing Date, if such Transferring Employee had been covered under Landmark's vacation plan during such period. Landmark shall not be obligated to pay a Transferring Employee for any such personal days that are not taken during the Vacation Period.

        (i) Defined Contribution Plan. Landmark has established a defined contribution plan ("Landmark Plan"). WAII has established that certain Retirement/Profit Sharing Plan (the "WAII Plan") and desires to make a direct trustee-to-trustee transfer of the Transferring Employees' vested and unvested account balances, if any, under the WAII Plan (the "Account Balances") to the Landmark Plan. As soon as practicable after the Closing Date, Landmark shall either (i) provide WAII with an opinion letter of counsel reasonably acceptable to WAII to the effect that the Landmark Plan and its related trust satisfy the requirements for qualification under Sections 401(a) and 401(k) of the Code as of the later of the effective date of the Landmark Plan or the Closing Date,
(ii) deliver to WAII a favorable determination letter issued by the IRS evidencing that the Landmark Plan and its related trust satisfy the requirements for the qualification under Sections 401(a) and 401(k) of the Code (a "Favorable Determination Letter") as of the later of the effective date of the Landmark Plan or the Closing Date, or (iii) provide WAII with a Favorable Determination Letter dated within 12 months prior to the Closing Date together with a representation to the effect that no event has occurred that would adversely affect the qualification of the Landmark Plan under Sections 401(a) and 401(k) of the Code. Prior to any transfer of Account Balances to the Landmark Plan, WAII shall either (i) provide Landmark with an opinion letter of counsel reasonably acceptable to Landmark to the effect that the WAII Plan and its related trust satisfy the requirements for qualification under Sections 401(a) and 401(k) of the Code - 8 - as of the later of the effective date of the WAII Plan or the Closing Date, (ii) deliver to Landmark a Favorable Determination Letter issued by the IRS evidencing that the WAII Plan and its related trust satisfy the requirements for the qualification under Sections 401(a) and 401(k) of the Code (a "Seller Favorable Determination Letter") as of the later of the effective date of the WAII Plan or the Closing Date, or (iii) provide Landmark with a Seller Favorable Determination Letter dated within 12 months prior to the Closing Date together with a representation to the effect that no event has occurred that would adversely affect the qualification of the WAII Plan under Sections 401(a) and 401(k) of the Code. As soon as practicable following the later of (i) December 31, 1996 or (ii) the receipt by WAII and Landmark of the opinions or determination letters described in the preceding sentence, WAII shall cause the trustee of the trust forming a part of the WAII Plan to transfer the Account Balances of the Transferring Employees to the trust forming a part of the Landmark Plan, and Landmark shall cause the trustee of the trust forming a part of the Landmark Plan to accept the transfer of the Account Balances from the trust forming a part of the WAII Plan, by the transfer of cash (or with respect to participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing or securing such loans) and/or other property designated by WAII and acceptable to Landmark which is held in the trust forming a part of the WAII Plan and which has an aggregate value equal to the value of the Account Balances as of the date of transfer. Upon the transfer of the Account Balances, Landmark shall cause the Landmark Plan to discharge the obligations of the WAII Plan with respect to the Account Balances, and the WAII Plan shall be relieved of such obligations. WAII shall provide to Landmark copies of such records concerning the WAII Plan and the participation of the Transferring Employees in the WAII Plan as Landmark shall reasonably request for purposes of administering the Landmark Plan.

        5.3  Confidentiality.

        (a) WAII's Covenant. WAII agrees, from and after the Closing Date, not to disclose to any Person (other than Landmark and its representatives) or to use, in any manner, any trade secret embodied in or used in connection with the Intellectual Property, Software or Employee Intellectual Property/Software, without the written consent of Landmark; provided, however, (i) WAII's use of such trade secret under any rights retained or license or right granted to WAII or obligations undertaken by WAII pursuant to this Agreement or any Related Agreement and (ii) such disclosures which (A) are reasonably necessary to exercise such licenses or rights or perform such obligations and (B) will not materially adversely affect the value of the Software, will not be deemed to be prohibited by this Section 5.3(a).

        (b) Landmark's Covenant. Landmark agrees, from and after the Closing Date, not to disclose to any Person (other than WAII and its representatives), or to use in any manner, any trade secret of WAII which (i) does not pertain directly to the Assets or that portion of the Business related to the Assets or
(ii) relates to the modules, executables, libraries, applications and utility programs for which Landmark is granted a license or right pursuant to Section 2.2(a)(i), without, in each case, the written consent of WAII; provided, however, (A) Landmark's use of such trade secrets under any license or right granted to Landmark or obligation undertaken by Landmark pursuant to this Agreement or any Related Agreement and (B) such disclosures which (1) are reasonably necessary to exercise such license or rights or to perform such obligations and (2) will not materially adversely affect the value of the modules, executables, libraries, applications and utility programs, will not be deemed to be prohibited by this Section 5.3(b).

        (c) This Section 5.3 will govern the confidentiality obligations of the Parties with respect to the subject matter of this Agreement and the Related Agreements. "Confidential Information" shall mean, all information disclosed by a Party to the other Party (under this Agreement or a Related Agreement) which the disclosing Party marks as "confidential" or with a similar legend and all information referenced in Sections 5.3(a), 5.3(b) and 5.5. Information (other than information referenced in Sections 5.3(a), 5.3(b) and 5.5) which is not marked in the foregoing manner will not be deemed to be "Confidential Information." Information disclosed by a Party to the other Party orally or visually (other than information referenced in Sections 5.3(a), 5.3(b) and 5.5) will not be deemed to be "Confidential Information" unless the disclosing Party informs the receiving Party at the time of disclosure that such information is Confidential Information and furnishes the receiving Party with a written summary of the portions of such information which are Confidential Information within fifteen days of the disclosure. All obligations of confidentiality and non-use (other than information referenced in Sections 5.3(a), 5.3(b) and 5.5) will terminate seven (7) years after the initial disclosure of such Confidential Information or two (2) years after the termination of the Western

Atlas Service Agreement whichever date is earlier. Any Party receiving, or having in its possession, Confidential Information of the other Party pursuant to this Agreement or a Related Agreement shall (i) maintain the confidential and proprietary status of such Confidential Information, except to the extent reasonably necessary to exercise its rights or obligations under this Agreement or a Related Agreement, (ii) protect such Confidential Information in the same manner as it protects its own confidential and proprietary information, which shall not be less than reasonable care, (iii) use the Confidential Information only in connection with the performance of its obligations or exercise of its rights under this Agreement or a Related Agreement; provided, however, that such restrictions shall not apply to any Confidential Information that is (a) in the public domain on the Agreement Date or thereafter becomes part of the public domain through no fault of the obligated Party, (b) lawfully received by the obligated Party without an obligation of confidentiality from a third party which the obligated Party reasonably believes has the right to disclose such Information, (c) released from the restrictions of this Section 5.3 by the express written consent of the Party to which such information is deemed Confidential Information, (d) already in the possession of the receiving Party at the time of receipt of the information from the disclosing Party, provided the receiving Party is not obligated pursuant to Sections 5.3(a) or (b) to the disclosing Party to keep the information confidential, or (e) developed by the obligated Party independently of information for which the obligated Party is under an obligation of confidentiality to the other Party to keep confidential. Without limiting the generality of the foregoing, each Party shall use reasonable efforts to obtain, if not already in place, confidentiality and non-use agreements from its respective employees and independent contractors to protect the Confidential Information of the other Party and cooperate to enforce such agreements. In the event that disclosure by a Party of any of the Confidential Information referred to in this Section 5.3(c) is compelled by judicial or administrative process or by other requirements of law, such Party shall provide the other Party with prompt prior written notice of such requirement so that such other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section
5.3. In the event that such protective order or other remedy is not obtained and such other Party does not waive compliance with the provisions of this
Section 5.3, the Party from whom the Compelled Disclosure is sought (i) shall furnish only that portion of such Confidential Information which such Party is advised by legal counsel is legally required, and (ii) shall cooperate with the other Party (at the expense of the other Party) in the other Party's attempt to contest such disclosure.

        (d) Use of General Knowledge. With regard to Business Employees and any other employees of WAII or its Affiliates and the Transferring Employees who have acquired knowledge or expertise as a result of designing, developing or utilizing the Software, this Agreement and the Related Agreements shall not restrict the use of such acquired knowledge or expertise by such Business Employees or other employees of WAII or its Affiliates or the Transferring Employees. Such acquired knowledge or expertise is defined as the ability to utilize concepts, know-how and techniques contained in the Software. Notwithstanding the foregoing, except as expressly set forth in this Agreement or any Related Agreement no license is given to the Business Employees or other employees of WAII or its Affiliates to use the Intellectual Property or Software.

        (e) Enforcement. Each of the Parties agrees that (i) a violation of the covenants set forth in this Section 5.3 regarding the disclosure of trade secrets and confidential information will cause irreparable injury to the non-breaching Party for which adequate remedy at law is not available; and (ii) the non-breaching Party will be entitled, as a matter of right, to obtain an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of such covenants.

        5.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, the Parties agree, subject to applicable laws, to use their commercially reasonable best efforts to promptly take or cause to be taken all actions and to promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements. Without limiting the foregoing, Landmark and WAII shall use their commercially reasonable best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each Party shall cooperate with the other in good faith to help the other satisfy its obligations set forth in this Section 5.4.

        5.5 Press Releases. Neither Landmark nor WAII shall make any press release or other public disclosure of matters related to this Agreement or the Related Agreements without the prior written consent of the other Party as to the form and substance of such press release or other public disclosure and the media in which it is to be made; provided, however, that nothing in this Section
5.5 shall be deemed to prohibit any Party from making any disclosure that is required to fulfill such Party's disclosure obligations imposed by law, or from making such disclosure as such Party deems advisable (upon advice of such Party's legal counsel) in connection with the requirements of any securities law or any securities exchange on which the equity securities of such Party are listed; provided, however, that prior written notice is given to the other Party to the extent reasonably possible.

        5.6    Change of Control of Landmark.

        (a) Third Party Bid. If, after the Closing, any Person makes a proposal to Landmark to acquire a majority of the outstanding voting securities of Landmark (calculated on a fully-diluted basis after giving effect to the exercise, exchange or conversion of all then outstanding securities exercisable, exchangeable or convertible into voting securities of Landmark that would remain outstanding after the consummation of such proposed offer) or to acquire more than fifty percent (50%) (by value) of the assets of Landmark, Landmark will, subject to entering into a confidentiality agreement with WAII in form and substance reasonably acceptable to Landmark and WAII, (i) provide notice to WAII of the receipt and terms of such proposal and (ii) in the event the Board of Directors of Landmark determines to pursue proposals from other potential purchasers, use its best efforts to enable WAII to make an acquisition proposal, subject to the fiduciary responsibilities of the Board of Directors under applicable law.

        (b) Change of Control. If a Change in Control (as hereinafter defined) of Landmark occurs and WAII is not the acquiring party obtaining such control, and the separate corporate existence of Landmark ceases or Landmark disposes of all or substantially all of its assets in conjunction with the Change in Control or as part of a plan pursuant to which the Change in Control occurs, then the terms and provisions of this Agreement and the Related Agreements to which Landmark is a party shall be binding upon the Person into which Landmark is merged, consolidated or combined or which acquired substantially all of the assets of Landmark (the "Assuming Party") to the same extent as such agreements would then be binding upon Landmark. A "Change in Control" shall mean the happening of any of the following events:

               (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of Landmark (the "Outstanding Landmark Common Stock") or (B) the combined voting power of the then outstanding voting securities of Landmark entitled to vote generally in the election of directors (the "Outstanding Landmark Voting Securities"); excluding, however, the following acquisitions of Outstanding Landmark Common Stock and Outstanding Landmark Voting
        Securities: (1) any acquisition directly from Landmark or underwriters retained by it, (2) any acquisition by Landmark, (3) any acquisition by any Employee Benefit Plan (or related trust) sponsored or maintained by Landmark or any corporation controlled by Landmark or (4) any acquisition by any Entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (ii) of this Section 5.6(b); or

                (ii) Consummation by Landmark of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Landmark ("Business Combination"); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Landmark Common Stock and Outstanding Landmark Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Landmark or all or substantially all of Landmark's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Landmark Common Stock and Outstanding Landmark Voting Securities, as the case may be, (2) no Entity (other than any Employee Benefit Plan (or related trust) sponsored or maintained by Landmark or any corporation controlled by Landmark or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to Landmark prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the board of directors of Landmark at the time of the execution of the initial agreement, or of the action of the board of directors of Landmark, providing for such Business Combination; or

                (iii) The approval by the stockholders of Landmark of a complete liquidation or dissolution of Landmark.

        (c) Breach After Change in Control. If an Assuming Party becomes bound to the terms of this Agreement and the Related Agreements pursuant to
Section 5.6(b), and thereafter fails, in any material respect, to honor or otherwise breaches the terms of Sections 3.1, 3.2, 3.3 or Article V of the Western Atlas Service Agreement, and such failure or breach is not cured within 30 days after written notice of such failure or breach (specifying in reasonable detail such failure or breach) is given by WAII to the Assuming Party, then WAII shall have the right to receive and use for its own benefit (at no cost or charge to WAII) the source code for all Software (or software provided by Landmark in replacement of any such Software as contemplated by the Western Atlas Service Agreement) then used by WAII in its operations, software jointly developed by Landmark and WAII, Landmark's Open Works software program (or any successor/replacement product), and each Landmark owned software applications program licensed by WAII from Landmark pursuant to one or more licenses which, in the aggregate, permit the use of such software applications program by fifty
(50) or more concurrent users ("WAII Software"); provided that WAII's use of such source code shall be limited to providing maintenance and support services for WAII Software (either in conjunction with WAII's use of WAII Software or to third parties to whom WAII has sold a license to use such WAII Software pursuant to the Western Atlas Service Agreement). Such WAII Software may not be sold, licensed or otherwise disposed of by WAII, except as permitted in this Agreement or in a Related Agreement.

        5.7 Dispute Cooperation. In the event that any Party shall participate in any dispute, audit, suit, action, proceeding or investigation concerning the business or affairs of that portion of the Business related to the Assets conducted on or prior to the Closing (other than litigation between Landmark and WAII), including without limitation investigations and the like related to any tax audit, customer dispute or insurance claim, the other Party shall, upon the request of such Party, cooperate fully with such Party in connection therewith, which cooperation shall include, without limitation, making available the relevant Transferring Employees or the relevant employees of WAII (subject to matters involving confidential (in the sense of legal proceedings), documents, records and privileged information of such Party and except with respect to proceedings where the Parties may not be similarly situated or have different defenses or cross-claims). The Party requesting cooperation shall reimburse the Party providing assistance for reasonable out-of-pocket expenses (excluding salaries but including reasonable attorneys fees) incurred by the Party providing such assistance.

        5.8     Agreement to Adopt Successor Tax Procedures.

                (a) Remuneration Subject to Income Tax. WAII and Landmark agree that with respect to Transferring Employees, they respectively meet the definitions of "predecessor" and "successor" as defined in Revenue Procedure 84-77. WAII and Landmark further agree that, for purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year 1996, they will utilize the "Standard Procedure" described in Section 4 of Revenue Procedure 84-77.

                (b) Remuneration Subject to F.I.C.A. WAII and Landmark agree that, for purposes of reporting employee remuneration for F.I.C.A. purposes for the calendar year 1996, WAII meets the definition of "predecessor" and Landmark meets the definition of "successor" as defined in IRS Regulation Section 31.3121(a)(1)-1(b). WAII agrees to supply Landmark with respect to all Transferring Employees, all cumulative payroll information as of the Closing Date that Landmark shall require in order to employ IRS Regulation Section 31.3121(a)(1)-1(b).

        5.9 Post-Closing Exchanges. The Parties agree that they will promptly transfer or deliver to each other any cash or other property received by one Party which is the property of the other Party, including, without limitation, any funds paid by WAII to Landmark at Closing pursuant to Section 2.5(a)(x) which WAII is obligated to refund to third parties.

        5.10 Broker's or Finder's Fees. WAII shall indemnify and hold Landmark harmless from and against any and all claims by any Person as a broker or finder in connection with the sale and purchase of the Assets, directly or indirectly, by reason of an agreement or understanding with WAII but not paid by WAII. Landmark shall indemnify and hold WAII harmless from and against any claims by any Person, as a broker or finder in connection with the sale and purchase of the Assets, directly or indirectly, by reason of an agreement or understanding with Landmark but not paid by Landmark.

        5.11 Use and Removal of Trademarks, Logos, etc. WAII authorizes Landmark to use the logos, service marks and trademarks of WAII which are currently affixed to the Assets in connection with the use of such Assets by Landmark; provided, however that Landmark shall indemnify WAII for any loss suffered or incurred by WAII solely as a result of such use. As soon as reasonably practicable, but, with respect to items of Software, in no event later than the next general release of such item of Software, Landmark agrees to remove or obliterate all corporate names, division names, copyright notices, logos, service marks and trademarks of WAII which are included within or affixed to the Assets but are not included among the Intellectual Property and to replace all written documentation delivered to Landmark which references such corporate names, division names, copyright notices, logos, service marks and trademarks with new documentation which does not contain such references. Except as contemplated by this Agreement or the Related Agreements, neither WAII nor Landmark shall hold itself out to the public as representing the other Party.


                                   ARTICLE VI

                                INDEMNIFICATION

        6.1 Indemnification of Landmark. WAII shall indemnify and hold Landmark and its officers, directors and agents (collectively the "Buying Interests") harmless from and against any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, consequential damages payable to a third party and reasonable attorneys' fees but excluding consequential damages sustained directly by a Party to this Agreement) (a "Loss") imposed upon or incurred by any of the Buying Interests, or to which any such parties may be subject, resulting from:

                (i) a breach of any agreement, covenant, representation or warranty of WAII contained in this Agreement or in any Related Agreement;

                (ii) any breach by WAII on or prior to the Closing Date with respect to WAII's obligations pursuant to the Assumed Obligations; or

                (iii) any indebtedness, obligation, liability, or claim of any nature of or against WAII not specifically assumed by Landmark pursuant to this Agreement.

        6.2 Indemnification of WAII. Landmark shall indemnify and hold WAII and its officers, directors and agents (collectively the "Selling Interests") harmless from and against any Loss imposed upon or incurred by any of the Selling Interests, or to which any such parties may be subject, resulting from:

                (i) a breach of any agreement, covenant, representation or warranty of Landmark contained in this Agreement or in any Related Agreement; or

                (ii) any indebtedness, obligation, liability, or claim of any nature of or against WAII specifically assumed by Landmark pursuant to this Agreement.

        6.3 Procedural Limitations on Indemnification. Notwithstanding the foregoing, entitlement to indemnification pursuant to this ARTICLE VI shall be conditioned upon claims in respect of indemnification being submitted, if at all, within two years from and after the Closing Date; provided, that the right to indemnity in respect of matters provided for in this ARTICLE VI shall not be barred on the basis that the amount of the claim has not been ascertained, liquidated or reduced to final judgment on or before the expiration of the aforesaid period so long as the claim has been identified and asserted on or before such expiration.

        6.4 Claims for Reimbursement. In the event that any of the Buying Interests or any of the Selling Interests shall have (i) suffered any Loss or
(ii) received any notice of the commencement of any action, investigation or other proceeding, or the making of any claim or demand by a third party (a "Third-Party Claim") and in respect of which indemnification may be sought by such Party pursuant to this ARTICLE VI, the Party who shall have suffered such Loss or received such notice of such Third-Party Claim and who shall seek indemnification in respect of such Loss or Third Party Claim (the "Indemnified Party") shall give the Party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of such Loss or Third Party Claim, setting forth in reasonable detail such information as it shall have pertaining to such Third Party Claim and the Indemnified Party's demand for indemnification in respect of such Third Party Claim. Written notice of Third-Party Claims or Loss shall be given to the Indemnifying Party as promptly as practicable (and in any event within 30 days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect any right to indemnification if (i) such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to participate in the defense of such Third-Party Claim and
(ii) to the extent that such failure to give timely notice causes the Indemnifying Party to incur additional expense with respect to such Third-Party Claim, the Indemnified Party promptly reimburses the Indemnifying Party for such additional expense. The Indemnifying Party shall have 30 days from the date of receipt of each such notice (the "Investigation Period") to investigate and dispute the nature, validity or amount of any such Loss or Third-Party Claim. During the Investigation period, the Indemnifying Party shall have reasonable access, during normal business hours, to the books and records of the Indemnified Party relating to such Third Party Claim. In the event that the Indemnifying Party shall dispute the nature, validity or amount of a Third Party Claim under this Section 6.4, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within the Investigation Period, and the Parties shall meet promptly after receipt of such notice of dispute and in good faith attempt to resolve such dispute. In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of the Investigation Period relating to a notice of a Loss, reimburse the Indemnified Party in full for any Loss set forth in such notice.

        6.5 Defense and Settlement of Third-Party Claims. In the event that an Indemnifying Party acknowledges its obligation to indemnify the other Party for a Third-Party Claim, then the Indemnifying Party shall have the option to take control of the defense and investigation of such Third-Party Claim and to employ and engage attorneys of its own choice (who are reasonably satisfactory to the Indemnified Party) to handle and defend the same, at the Indemnifying Party's sole cost, risk and expense (the "Direct Litigation Option"). The Indemnifying Party may elect to exercise the Direct Litigation Option by giving prior written notice of its election to the Indemnified Party. If the Indemnifying Party so elects, the Indemnified Party shall cooperate (at the expense of the Indemnifying Party) in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising from such claim; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such Third-Party Claim and any appeal arising from such claim. If the Indemnifying Party does not elect the Direct Litigation Option, then the Indemnified Party may defend against the Third-Party Claim in the manner it deems appropriate. The Indemnified Party (or the Indemnifying Party if it has exercised the Direct Litigation Option) may settle a Third-Party Claim upon 30 days prior written notice (the "Settlement Review Period") to the other Party, and such settlement shall be binding upon all the Parties; provided, however, that if within the Settlement Review Period the Indemnifying Party shall have acknowledged its obligation to indemnify and objected to such settlement, the Indemnified Party shall permit the Indemnifying Party to defend the claim on its behalf and at its expense, provided that the Indemnifying Party shall keep the Indemnified Party advised on a timely basis of all developments with respect to such claim and permit the Indemnified Party to participate, at its election and expense, in the defense of such claim; and, provided further, that no settlement will be made by the Indemnifying Party without the consent of the Indemnified Party unless such settlement includes a complete release of the Indemnified Party.
Any payment or settlement resulting from such contest which is made in accordance with this Section 6.5, together with the total expenses of such contest, shall be binding on the Parties for purposes of this Agreement. In no event shall a Party enter into any settlement, adjustment or compromise of any Third-Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), if as a result of such settlement, adjustment or compromise (i) an injunction or other non-monetary relief would be imposed against the Indemnified Party, or (ii) the Business would suffer a material adverse effect. Notwithstanding the foregoing, in connection with a Third Party Claim asserted against an Indemnified Party, if
(i) the Indemnified Party has available to it defenses which are in addition to those available to the Indemnifying Party, (ii) the Indemnified Party has available to it defenses which are inconsistent with the defenses available to the Indemnifying Party or (iii) a conflict exists or may reasonably be expected to exist in connection with the representation of both the Indemnified Party and the Indemnifying Party by the legal counsel chosen by the Indemnifying Party, the Indemnified Party will have the right to select its own legal counsel subject to the approval of such legal counsel by the Indemnifying
Party, such approval not to be unreasonably withheld. If the Indemnified Party selects its own legal counsel pursuant to the immediately preceding sentence and the underlying Third Party Claim is otherwise subject to the scope of the indemnification obligations of the Indemnifying Party pursuant to this ARTICLE VI, the reasonable fees and expenses of such legal counsel will be included within the indemnification obligations of the Indemnifying Party; provided that under no circumstances will the Indemnifying Party be obligated to indemnify the Indemnified Parties against the fees and expenses of more than one legal counsel selected by them in connection with a single claim.

        6.6  Monetary Limitations on Indemnification.

                (a) Basket. Notwithstanding anything to the contrary contained in this ARTICLE VI, neither Landmark nor WAII shall be obligated to pay any claims for indemnification pursuant to this ARTICLE VI until the aggregate of all Losses sustained or incurred by the other Party equals or exceeds an amount equal to $300,000.00 (the "Basket"); provided, however, Landmark's obligation to pay the Purchase Price shall be absolute and cannot be offset against the Basket. After the aggregate of all Losses sustained or incurred by a Party exceeds the Basket, indemnification shall be paid for all additional claims incurred; provided, however, there shall be no indemnification for claims which comprise the Basket.

                (b) Actual Knowledge. An Indemnifying Party shall not be obligated to indemnify an Indemnified Party under this ARTICLE VIfor a Loss resulting from any event relating to a breach of any representation or warranty made by the Indemnifying Party if the Indemnifying Party can establish that the Indemnified Party had actual knowledge of the breach and the extent thereof on or before the Closing Date and proceeded to consummate the transactions contemplated by this Agreement and the Related Agreements.

                (c) Maximum Liability. The maximum aggregate liability of an Indemnifying Party under this Article VI (regardless of whether such action is brought in contract, in tort or pursuant to some other theory) shall not exceed $15,000,000.00.

        6.7  Arbitration.

                (a) General. The Parties agree that all actions, claims, controversies or disputes of any kind (e.g. whether in contract or in tort, statutory or common law, legal or equitable or otherwise) ("Disputes") between them relating, directly or indirectly, to this Agreement or the Related Agreements are to be resolved by arbitration as provided in this Agreement. This agreement to arbitrate will survive the termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following order of priority (i) the terms of this Agreement and the Related Agreements, (ii) the Commercial Arbitration Rules of the American Arbitration Association, and (iii) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Texas. The arbitrator(s) used will be selected from a list of persons familiar with disputes regarding the acquisition of software businesses and software licenses to be provided by the American Arbitration Association. Any hearing regarding arbitration will be held in Houston, Texas, or at another location mutually acceptable to Landmark and WAII. The Parties will use reasonable efforts to assure that the arbitrator(s) will use their best efforts to conduct the arbitration hearing as soon as practicable.

                (b) Discovery. Discovery will be conducted solely through depositions and requests for documents and things but otherwise will be governed by the Federal Rules of Civil Procedure. The arbitrator(s) will resolve any discovery disputes by such prehearing conferences as may be needed. All Parties agree that the arbitrator(s) will have the power of subpoena process as provided by law. Disputes concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Parties or will be resolved by the arbitrator(s). All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Parties. The arbitrator(s) will adopt procedures to protect such rights. With respect to any Dispute, each Party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and the arbitrator(s) will be required to fully enforce this requirement.

                (c) Enforcement. The decision of the arbitrator(s) will be final and binding on all Parties. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. Except for proceedings seeking equitable remedies, an arbitration proceeding commenced pursuant to this
        Section 6.7 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any federal or state court with respect to any Dispute. Either Party may bring an action in court to compel arbitration. Any Party who fails or refuses to submit to binding arbitration following demand by the other Party shall bear all costs and expenses incurred by the opposing Party in compelling arbitration.

                (d) Powers and Qualifications; Awards; Modification or Vacation of Award. The arbitrator(s) are empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. The arbitrator(s) will resolve all Disputes in accordance with the substantive laws of the State of Texas. The arbitrator(s) may grant any remedy or relief deemed just and equitable and within the scope of this Agreement and may also grant such ancillary relief as is necessary to make effective any award. The arbitrator(s) will be required to make specific, written findings of fact and conclusions of law, and the Parties will have the right to seek vacation or modification of an award only if (i) that award is based in whole, or in part, upon fraud or (ii) failure to follow the procedures set forth in this Section 6.7. For these purposes, the award and judgment entered by the federal or state district court shall be considered to be the same as the award and judgment of the arbitrator(s). To the extent permitted by applicable law, the arbitrator(s) will have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing Party.

                (e) Limitation on Award. The arbitrator(s) will be limited to interpreting the applicable provisions of this Agreement and the Related Agreements, and will not have the authority or power to alter, amend, modify, revoke or suspend any condition or provision of this Agreement or the Related Agreements, nor to create, draft or form a new agreement between the Parties, nor to render an award which, by its terms, has the effect of altering or modifying any condition or provision of this Agreement or the Related Agreements.

                (f) Provisional Remedies and Multiple Parties. No provision of, nor the exercise of any rights under, this Agreement or the Related Agreements will limit the right of any Party, during any Dispute, to resort to a court of applicable jurisdiction to seek such equitable remedies as may be available to such Party, and any such action will not be deemed an election of remedies. Such rights will include, without limitation, rights and remedies relating to injunctive relief. Such rights may be exercised at any time except to the extent such action is contrary to an award or decision of the arbitrator(s). The institution and maintenance of an action for equitable relief will not constitute a waiver of the right of any Party, to submit a Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions of this Agreement.

                (g) Choice of Arbitrator(s). The arbitrator(s) will be chosen by mutual agreement of Landmark and WAII. If they cannot agree within 30 days upon a single arbitrator, each will, within 15 days thereafter, appoint an arbitrator and such arbitrators will appoint a third impartial arbitrator. If more than one arbitrator is appointed, the decision of a majority of such arbitrators will be binding. Subject to the provisions of Section 6.7(d), (i) each Party will be responsible for the expenses and fees of the arbitrator appointed by it and one-half of the fees and expenses of the third arbitrator, (ii) if there is only one arbitrator appointed, WAII and Landmark will each be responsible for one-half of the fees and expenses of such arbitrator and (iii) each Party will bear its own attorney's and expert's fees. If either Party fails to timely appoint an arbitrator, the decision of the arbitrator who is timely appointed will be binding.

        6.8 Exclusive Remedies. Except with respect to proceedings seeking equitable remedies to enforce the provisions of this Agreement, the indemnification provisions of this ARTICLE VI shall be the exclusive remedy of the Parties for any breach of the representations, warranties or covenants of this Agreement or the Related Agreements. To the extent this Agreement permits a Party to seek equitable remedies, the Parties acknowledge and agree that no such proceeding may include a damages remedy.

                                  ARTICLE VII

                                 MISCELLANEOUS

        7.1 Effect of Due Diligence. Except as noted in Section 6.6(b), no investigation by Landmark or WAII into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either Party in this Agreement or shall relieve such Party of any of its obligations under this Agreement.

        7.2 Notices. All approvals, consents, notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person or by any expedited delivery service which provides proof of delivery; when electronically confirmed, if sent by telefacsimile; or on the third business day after mailing, if mailed by certified mail, postage prepaid, return receipt requested:

             (a)  To WAII:             Western Atlas International, Inc.
                                       10205 Westheimer Road
                                       Houston, Texas  77042
                                       Attn:  General Counsel
                                       Telephone: (713) 972-4915
                                       Telecopy: (713) 266-1717

              With a copy (which
              shall not constitute
              notice) to:              Western Atlas Inc.
                                       360 North Crescent Drive
                                       Beverly Hills, California  90210
                                       Attn: General Counsel
                                       Telephone: (310) 888-2700
                                       Telecopy:  (310) 888-2848

              (b)  To Landmark:        Landmark Graphics Corporation
                                       15150 Memorial Drive
                                       Houston, Texas   77079
                                       Attn: Corporate Secretary
                                       Telephone: (713) 560-1422
                                       Telecopy: (713) 560-1383

              With a copy (which
              shall not constitute
              notice) to:              Winstead Sechrest & Minick P.C.
                                       5400 Renaissance Tower
                                       1201 Elm Street
                                       Dallas, Texas  75270
                                       Attn: Robert E. Crawford, Esq.
                                       Telephone:  (214) 745-5120
                                       Telecopy: (214) 745-5390

        7.3 Entire Agreement. This Agreement, the Related Agreements and the other instruments contemplated in this Agreement and the Related Agreements contain the entire agreement of WAII and Landmark with respect to the transactions contemplated in this Agreement and no representation, promise, inducement or statement or intention relating to the transactions contemplated by this Agreement and the Related Agreements has been made by any Party which is not set forth in this Agreement and the Related Agreements or in any Schedule or Exhibit attached to this Agreement and the Related Agreements or any certificate delivered in accordance with its terms.

        7.4 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by each of WAII and Landmark.

        7.5 Survival. Subject to the provisions of ARTICLE VI, all representations and warranties made by WAII and Landmark in this Agreement and all covenants and agreements contained in this Agreement to be performed after the Closing Date shall survive after the Closing Date.

        7.6 Assignments. This Agreement may not be assigned by Landmark without the prior written consent of WAII, except that Landmark may assign this Agreement to one or more corporations or other entities which it controls; provided, however, that in the event of any such assignment, Landmark shall remain primarily liable for all of its obligations under this Agreement. This Agreement may not be assigned by WAII without the prior written consent of Landmark, except that WAII may assign this Agreement to Western Atlas Inc. ("WAI"), the corporate parent of WAII, or to one or more corporations or other entities which it controls or which is under common control with WAI; provided, however, that in the event of any such assignment, WAII shall remain primarily liable for all of its obligations under this Agreement.

        7.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        7.8 Section Headings. The Section headings are for convenience of reference only and shall not constitute a part of this Agreement.

        7.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES AND THE STATE OF TEXAS AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN HARRIS COUNTY, TEXAS. FEDERAL AND STATE COURTS IN HARRIS COUNTY TEXAS WILL HAVE EXCLUSIVE JURISDICTION OVER ANY EQUITABLE PROCEEDINGS BROUGHT BY A PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED AGREEMENT.

        7.10 Further Assurances. At, and from time to time after the Agreement Date, at the request of any Party, but without further consideration, each Party requested to do so shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as any other Party may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement.

        7.11  No Third Party Beneficiaries.  Except as expressly provided in
ARTICLE VI and in Section 2.2(e), no Person not a Party to this Agreement shall be deemed to be a third-party beneficiary under this Agreement or entitled to any rights under this Agreement.

        7.12 Severability. In the event that any provision of this Agreement, or the application of such provision to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under present or future Laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provisions shall be fully severable; and this Agreement shall then be construed and enforced as if such invalid, illegal or unenforceable provision had not been contained in this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

        7.13 ACKNOWLEDGEMENT OF LANDMARK. LANDMARK ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF WAII, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT AND THE RELATED AGREEMENTS.

                             INDEMNIFICATION NOTICE

        UNDER CERTAIN CIRCUMSTANCES, THIS AGREEMENT (PARTICULARLY ARTICLE VI OF THIS AGREEMENT) IMPOSES INDEMNIFICATION OBLIGATIONS UPON THE PARTIES.

        IN WITNESS WHEREOF, this Agreement has been executed by Landmark and WAII as of the Agreement Date.

                                        Landmark:

                                        LANDMARK GRAPHICS CORPORATION,
                                        a Delaware corporation

                                        By:  /s/ JOHN W. GIBSON, JR.
                                           ---------------------------------
                                             Name: John W. Gibson, Jr.
                                             Title: Executive Vice President




                                        WAII:

                                        WESTERN ATLAS INTERNATIONAL, INC.,
                                        a Delaware corporation



                                        By:  /s/ EMIL J. MATEKER, JR.
                                           ---------------------------------
                                             Name: Emil J. Mateker, Jr.
                                             Title: Senior Vice President






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